UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2016

BIOANALYTICAL SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Indiana	0-23357	35-1345024
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2701 KENT AVENUE WEST LAFAYETTE, INDIANA	47906-1382
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (765) 463-4527

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 9, 2016, Jeffrey Potrzebowski, Chief Financial Officer and Vice President of Finance of Bioanalytical Systems, Inc. (the "Company"), retired from these positions, effective immediately.

Also on May 9, 2016, the Board of Directors of the Company appointed Jill C. Blumhoff as Chief Financial Officer and Vice President of Finance of the Company. Ms. Blumhoff, age 39, joined the Company in October 2007 as Assistant Controller and has served as Director of Finance, Tax and IT since 2013. Before joining BASi, Ms. Blumhoff held various roles of increasing responsibility in financial reporting and analysis at Wabash National Corporation, in Lafayette Indiana. Ms. Blumhoff began her career at Ernst & Young LLP. She earned a Bachelor of Science degree in accounting from the University of Illinois at Urbana-Champaign. There are no family relationships between Ms. Blumhoff and any of the Company’s officers or directors. Nor are there any transactions between Ms. Blumhoff and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

In connection with her appointment, the Company and Ms. Blumhoff entered into an employment agreement (the "Employment Agreement") effective May 13, 2016. The term of the Employment Agreement extends through April 30, 2018, subject to automatic renewal for successive one-year terms unless either party gives the other written notice of their intent to terminate the Employment Agreement at least 90 days before the end of the then current term. The Employment Agreement provides that Ms. Blumhoff’s base salary will be $12,500 per month. Ms. Blumhoff is also eligible for an annual cash bonus based upon the Company's Annual Incentive Bonus Compensation Program or successor plans thereto.

Pursuant to the Employment Agreement, the Company granted Ms. Blumhoff an option to purchase 10,000 of the Company’s common shares at a price of $0.94 (the closing price of the Company's common shares on May 12, 2016) pursuant to the Company's 2008 Director and Employee Stock Option Plan and an Option Agreement dated May 13, 2016. The options will vest and become exercisable in three equal annual installments on the first, second and third anniversaries of the grant date, subject to the conditions set forth in the Stock Option Plan and related agreement.

Ms. Blumhoff remains entitled to the benefits provided under her retention and severance agreement entered into on November 9, 2015 (the "Retention and Severance Agreement"), a form of which was filed as exhibit 10.1 to the Company’s Form 8-K filed November 19, 2015. In addition, under her Employment Agreement, (i) if Ms. Blumhoff’s terminates her employment for "good reason" (as defined in the Employment Agreement) she would be entitled to monthly reimbursement of COBRA premiums, if any, for a period of six months and, if such termination takes place outside of in the context of a "Change in Control" (as defined and governed by her Retention and Severance Agreement), Ms. Blumhoff would be entitled to (a) six months base salary at her then current salary payable in equal bi-weekly installments over the six month period following the termination date and (b) a pro-rated portion of the annual bonus she was eligible for, if any, for the completed portion of any fiscal year in which the termination date occurs and (ii) if Ms. Blumhoff’s employment is terminated by the Company "without cause" (as defined in the Employment Agreement), in addition to the compensation payable under her Retention and Severance Agreement, Ms. Blumhoff would be entitled to (a) a pro-rated bonus for the completed portion of the fiscal year in which the termination occurs and (b) monthly reimbursement of COBRA premiums, if any, for a period of six months. In exchange for these arrangements, Ms. Blumhoff has agreed not to solicit the Company's customers or employees for a period of two years following the date of her termination or resignation.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement.

Item 9.01 Financial Statements and Exhibits

(d)  Exhibits:

10.1	Employment Agreement, by and between Bioanalytical Systems, Inc. and Jill C. Blumhoff effective May 13, 2016.
99.1	Bioanalytical Systems, Inc. press release, issued May 11, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bioanalytical Systems, Inc.

Date: May 13, 2016	By: /s/ Jill C. Blumhoff
Jill C. Blumhoff
Chief Financial Officer,
Vice President of Finance

Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement, by and between Bioanalytical Systems, Inc. and Jill C. Blumhoff effective May 13, 2016.

99.1	Bioanalytical Systems, Inc. press release, issued May 11, 2016.